Exhibit 6.5

INVESTOR AND FOUNDERS RIGHTS AGREEMENT

OF

PROMETHEUM, INC.

(A Delaware corporation)

INVESTOR AND FOUNDERS

RIGHTS AGREEMENT

OF

PROMETHEUM, INC.

(A Delaware Corporation)

THIS INVESTORS AND FOUNDERS RIGHTS AGREEMENT (this “Agreement”) effective as of December __, 2018 (the “Effective Date”) by and among PROMETHEUM, INC., a Delaware corporation (the “Company”); HASHKEY DIGITAL ASSET GROUP LIMITED, a company organized under the laws of Hong Kong (“Investor”) and all holders of shares of Common Stock and Ember Tokens who are founders of the Company (each a “Founder,” and collectively, the “Founders,” and together with the Investor, collectively, the “Holders” with each being a “Holder”). Each Holder, the amount and type of Company Securities and Ember Tokens owned by such Holder are set forth on the “Schedule of Holders” attached hereto as Schedule I. Each Person set forth on page s-3 is a Founder as each own Founder Tokens.

RECITALS

1.             Pursuant to a Securities Purchase Agreement, dated as of December __, 2018, by and between the Company and the Investor, the Investor purchased (a) 68,875,000 shares of Common Stock, which represents on the Effective Date twenty-nine (29%) percent of the issued and outstanding shares of Common Stock on an as-converted and fully-diluted basis, and (b) 10,150,000 Warrants to purchase 10,150,000 Founder Tokens of the Company (each Warrant being exercisable (subject to the provisions thereof) into one (1) Founder Token), which such Founder Tokens equal on the Effective Date twenty-nine (29%) percent of the total supply of Founder Tokens, on the terms and conditions set forth therein (together with all exhibits and schedules and as amended and/or supplemented following the date hereof, the “SPA”).

2.             The Company and the Holders have entered into this Agreement for the purpose of setting forth the rights and duties of the Holders and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company, the Investor and the Founders agree as follows:

Article I.

DEFINITIONS

1.01        Capitalized Terms. The following capitalized terms used in this Agreement have the meanings set forth below:

“$,” “dollars,” “Dollars,” “USD,” “US dollars” or similar symbols, phrases or words means the lawful currency of the United States of America.

“A Certificate” means the Company’s Certificate of Designation, Rights and Preferences of the A Shares to be filed with the Secretary of State of the State of Delaware on or immediately prior to the A Share Closing.

“Additional Holder” mean Persons admitted as a holder of shares of Common Stock and/or other Company Securities of the Company after the date hereof.

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Person, and as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through ownership of voting securities or other ownership interest by contract, or otherwise.

“Agreement” means this Agreement as it may be amended from time to time.

“A Preferred Shares” means the Series A Convertible Preferred Stock of the Company that the Investor has the right to purchase pursuant to the Investor A Share Purchase Right.

“Board” means the Board of Directors of the Company.

“Capital Stock” means the authorized shares of the Company’s capital stock, including all classes and series of common, preferred (including the A Preferred Shares), voting and nonvoting capital stock.

“Common Stock” means the common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Securities” means any Capital Stock and Convertible Securities (including as to the Investor, the A Preferred Shares (when and if issued pursuant to Section 6.08 and the Conversion Shares), of the Company. For purposes of this Agreement and avoidance of doubt, neither the Warrants nor the Founder Tokens shall constitute Company Securities.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the A Preferred Shares, which shares of Common Stock shall when and if issued equal the product of (i) the number of shares of Common Stock and preferred stock issued and outstanding on the A Preferred Share Exercise Notice Date, multiplied by (ii) ten (10%) percent

“Convertible Securities” means securities, contract rights, notes, obligations, options, warrants, or other rights that are directly or indirectly exercisable for, convertible into, or exchangeable for Common Stock or other Capital Stock of the Company, but expressly excluding Capital Stock from such definition of Convertible Securities.

“Customer” means any broker-dealer, selling agent, IR or PR agent, investment advisor, fund, fund manager, retail or institutional customer or account, issuers, others who connect with the Prometheum’s ecosystem including, without limitation, providers of services to the Prometheum ecosystem; Persons who obtain access to and information or data from the Prometheum ecosystem and/or any providers of verification processes or providers of other Prometheum ecosystem elements.

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“Deemed Liquidation Event” means a liquidation, dissolution or winding up if the affairs of the Company as approved by the vote or written consent of the Board of Directors and neither (a) the sale of all or substantially all of the assets or business of the Company (or any Subsidiary of the Company), (b) the consolidation or merger of the Company (or any Subsidiary of the Company) with or into any other Person (as defined in the Securities Act of 1933, as amended, the “Securities Act”), nor (c) any Transfer or other transfer of any Company (or any Subsidiary of the Company) securities, individually or in a series of transactions, shall be deemed a Deemed Liquidation Event.

“Directors” means the Persons selected to serve as Directors pursuant to the terms of this Agreement.

“Entity” means a Person other than a natural person and includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited, limited liability, general), trusts, joint ventures, limited liability companies, and unincorporated associations.

“Excluded Issuance” means the issuance and/or grant (as the case may be) of (a) Stock Options to employees, consultants, advisors and Directors of the Company, (b) shares of Common Stock or other securities issuable upon exercise of all Stock Options, (c) shares of Common Stock and/or other capital stock in connection with any merger, acquisition, and/or similar transactions involving the Company or any Subsidiary, (d) the initial public offering of securities of the Company, (e) the Investor A Preferred Purchase Right, A Preferred Shares and the Conversion Shares upon conversion of the A Preferred Shares (collectively, the “Investor A Preferred Purchase Right Securities”) pursuant to the Investor’s Purchase Right, (f) any convertible securities issued and outstanding on the date hereof and any shares of Common Stock issuable upon conversion, exercise and/or exchange of any convertible securities, (g) the Investors A Preferred Purchase Right and the Investor A Preferred Purchase Right Securities, and (h) Offered Securities sold pursuant to the exercise of a Holders right of first refusal pursuant to Section 6.08.

“Fiscal Year” has the meaning set forth in Section 4.02 of this Agreement.

“Founders” has the meaning set forth in the preamble of this Agreement.

“Founder Tokens” has the meaning set forth in the SPA.

“Holders” means the Investor and each Founder and all other Persons admitted as Additional Holders pursuant to this Agreement, so long as they remain Holders.

“Initial Investor Director” has the meaning set forth in Section 3.01(a)(ii).

“Investor A Preferred Purchase Price” has the meaning set forth in Section 6.08.

“Investor A Preferred Purchase Right” has the meaning set forth in Section 6.08.

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“Investor A Preferred Purchase Right Closing” has the meaning set forth in Section 6.08.

“Investor A Preferred Purchase Right Closing Date” has the meaning set forth in Section 6.08.

“Investor A Preferred Purchase Right Exercise Period” has the meaning set forth in Section 6.08.

“Investor A Preferred Purchase Right Securities” has the meaning set forth in the definition of “Excluded Issuance”.

“Investor Director” has the meaning set forth in Section 3.01(a)(ii).

“Investor 2nd Director” has the meaning set forth in Section 3.01(a)(ii).

“Liquidation Transaction” has the meaning set forth in Section 6.08.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns to such Person as the context may require.

“Preemptive Percentage” has the meaning set forth in Section 2.03(a) of this Agreement.

“Proposed Transferee” has the meaning set forth in Section 6.05(c) of this Agreement.

“Qualifying Offer” as the meaning set forth in Section 6.05(b) of this Agreement.

“Restricted Business” has the meaning set forth in Section 5.02(a)(i) of this Agreement.

“Start Date” has the meaning set forth in Section 6.08.

“Stock Option Plan” means any equity incentive plan of the Company adopted for the purpose of enabling the Company to issue to certain employees, consultants, directors, Stock Options, as any such plan may be amended, restated or modified from time to time.

“Stock Options” means stock options of the Company granted (a) pursuant to any Stock Option Plan and any award agreements thereunder, and (b) outside of any Stock Option Plan.

“Tag-Along Notice” has the meaning given to such term in Section 6.06(a) of this Agreement.

“Trade Area” has the meaning set forth in Section 5.02(b) of this Agreement.

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“Transaction Documents” means (a) this Agreement, (b) the SPA, (c) the Technology Agreement, dated on or about the date of this Agreement, by and among the Company and the Investor, (d) the Strategic Partnership and Joint Development Agreement, dated on or about the date of this Agreement, by and among the Company and Shanghai Wanxiang Blockchain Inc., a PRC corporation and an Affiliate of the Investor (the “JV Agreement”), and (e) all amendments, supplements and schedules and exhibits to each of the agreements listed in (a) – (d) of this definition of Transaction Documents and all closing documents related to the transactions contemplated in the SPA and the other transactions herein, the Technology Agreement and the JV Agreement .

“Transfer” has the meaning given to such term in Section 6.01 of this Agreement.

“United States GAAP” means United States of America generally accepted accounting principles.

“Voting Stock” of a Person means the capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to vote in the election of the board of directors of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Warrant” has the meaning set forth in the SPA.

Article II.

COMPANY SECURITIES

2.01        Company Securities.

(a)          The number of shares of Common Stock, Warrants and other Company Securities held by each Holder is set forth on Schedule I.

(b)          The number of shares of Common Stock, Ember Tokens and other Company Securities held by each Holder may be revised from time to time as necessary to reflect the Transfer of shares of Common Stock, Ember Tokens and other Company Securities in accordance with this Agreement and the future issuance of shares of Common Stock, Ember Tokens and other Company Securities. Additional Persons who acquire shares of Common Stock, Warrants and other Company Securities from a Holder may be added to this Agreement by execution and delivery of a joinder to this Agreement agreeing to be bound by all of its terms, which joinder must also be executed by the Company. The execution and delivery of such joinder and related update to Schedule I shall not constitute an amendment or waiver under this Agreement. The form of Joinder is attached as Exhibit A hereto.

2.02        Rights of Holders. The Holders shall be subject to the terms and conditions of, and shall have the rights and duties set forth in, this Agreement.

2.03        Pre-Emptive Rights.

(a)          Subsequent Offerings. Each Holder will have the preemptive right to purchase its Preemptive Percentage (as defined below) of any Company Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement other than Excluded Issuances. Each Holder’s “Preemptive Percentage” will be determined by dividing: (i) the number of shares of Common Stock (including as to the Investor, the Conversion Shares (when and if the A Preferred Shares are purchased pursuant to Section 6.08), held by such Holder immediately prior to the issuance of such Company Securities by (ii) the total number of shares of Common Stock issued and outstanding (including the Conversion Shares when and if the A Preferred Shares are purchased by the Investor pursuant to Section 6.08), immediately prior to the issuance of the Company Securities.

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(b)          Exercise of Rights. If the Company proposes to issue any Company Securities (other than Company Securities issued pursuant to an Excluded Issuance), it will give each Holder written notice of its intention, describing the Company Securities, the price and the terms and conditions upon which the Company proposes to issue the Company Securities. Each Holder will have fourteen (14) days from the date of the Holder’s receipt of such notice to agree to purchase its Preemptive Percentage of the Company Securities for the same price and upon the same terms and conditions specified in the Company’s notice by delivering written notice to the Company and stating therein the number of Company Securities to be purchased. The closing of such purchase by any electing Holder of its right to acquire any such Company Securities pursuant to this Section 2.03 shall occur on the final closing date of each such issuance of Company Securities (other than Excluded Issuances).

Article III.

MANAGEMENT OF THE COMPANY

3.01        Board of Directors.

(a)          Each Holder agrees to vote, or cause to be voted, all shares of Voting Stock owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the Board shall be comprised of the following five (5) Directors (and six (6) Directors upon the appointment of the Investor 2nd Director (as defined below)) and that the Board shall consist of the Directors elected as follows:

(i)           Four (4) Directors appointed by the Founders; and

(ii)         One (1) Director appointed by the Investor (the “Initial Investor Director”), provided, that in the event a closing of the purchase by the Investor of the A Preferred Shares pursuant to the Investor A Preferred Purchase Right, the Investor shall be entitled to appoint a second (2nd) Director (the “Investor 2nd Director”), to the Board, so that the Investor shall be entitled to appoint a total of two (2) Directors to the Board. If the Investor becomes entitled to appoint an Investor 2nd Director pursuant to this Section 3.01(a)(ii), the Board shall be automatically increased to six (6) Directors, of which the Founders shall be entitled to appoint four (4) Directors and the Investor two (2) Directors. For purposes of this Agreement, the term “Investor Director” means (i) prior to any appointment of the Investor 2nd Director, the Initial Investor Director and (ii) following any appointment of the Investor 2nd Director pursuant to this Section 3.01(a)(ii), the Initial Investor Director and the Investor 2nd Director.

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(b)          RESERVED

(c)          The right of the Investor to appoint each Investor Director shall terminate at such time as the Investor no longer owns at least ten (10%) percent of the issued and outstanding Voting Stock. Notwithstanding the above, each Investor Director must be an individual.

(d)          Each Holder agrees to vote, or cause to be voted, all Voting Stock owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i)          In the event that any Director appointed hereunder should be unwilling or unable (by removal or otherwise) to serve as a Director, his or her successor will be appointed by Holders owning a majority of the Voting Stock held by the Holders entitled to appoint such Director; and

(ii)         The Holders who are entitled to appoint a Director hereunder may remove such Director at any time and from time to time and appoint his or her successor by written notice to the Company and the other Holders.

3.02        Certain Matters Requiring Approval by the Board of Directors. So long as the Investor has the right to appoint an Investor Director pursuant to Section 3.01(a)(ii), the Company will not, without approval of at least a majority of the then Directors of the Board, which approval must include the approval of at least one (1) Investor Director (which approval shall not be unreasonably withheld):

(a)          (i) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity Person unless it is at least eighty percent (80%) owned by the Company; (ii) make any loan or advance to any individual Person, including, any employee or Director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board; (iii) guarantee, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business except for indebtedness incurred for acquisitions and capital expenditures; (iv) make any investment inconsistent with any investment policy approved by the Board; (v) incur any indebtedness in excess of $10,000,000 aggregate amount of indebtedness that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business, indebtedness incurred for capital expenditures and acquisitions; or (vi) enter into or be a party to any transaction with any Director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person other than which terms are similar to terms for a comparable transaction if such comparable transaction was negotiated between two (2) unaffiliated parties on an “arms-length basis.”

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(b)          adopt any amendment or modification to or waiver under any of the Company’s constitutional documents in a manner that is materially adverse to the rights of the Investor provided in this Agreement;

(c)          make any declaration, set aside or payment of a dividend or other distribution, or the adoption of, or any change to, the dividend policy;

(d)          commence or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) a Deemed Liquidation Event or other arrangement under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or

(e)          any material change to the business scope or nature of business, or cessation of any business line of the Company.

Article IV.

ACCOUNTING AND REPORTS

4.01        Financial Reports. The Company will prepare and distribute to the Holders as soon as practicable after (a) each Fiscal Year end (but in no event later than one hundred twenty (120) days thereafter) (i) unaudited financial statements prepared in accordance with United States GAAP for such Fiscal Year, and (ii) such other information the Board so determines, and (b) each quarter ending March 31, June 30 and September 30 of the Fiscal Year (but in no event later than seventy-five (75) days thereafter) (i) unaudited financial information for each such quarter, and (ii) a capitalization table of the Company as of the last day of each such quarter.

4.02        Fiscal Year. The Fiscal Year of the Company (“Fiscal Year”) will end on December 31.

4.03        Accounting. The books of the Company for financial reporting purposes will be maintained on an accrual basis of accounting in accordance with United States generally accepted accounting principles, consistently applied, unless otherwise determined by the Board.

Article V.

RIGHTS AND OBLIGATIONS OF HOLDERS

5.01        Other Activities of the Directors, Holders and their Affiliates. Except as may be limited by Section 5.02 and/or any provision of the other Transaction Documents, each Holder and the Company expressly agrees that the Directors, the other Holders and each of their respective Affiliates may engage independently or with others, for its or their own account and for the account of others, in other business ventures and activities of every nature and description and neither the Company nor any Holder shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived from such ventures and activities.

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5.02        Non-Competition, Non-Disclosure and Non-Solicitation Covenants.

(a)          Covenants. During the period that any Person is a Holder and for a period of three (3) years after such Person ceases to be a Holder, such Person shall not, for his or her own account or jointly with another, directly or indirectly, for or on behalf of any other Person (except for the Company or an Affiliate of the Company), as a principal, agent or otherwise:

(i)           own, control, manage, be employed by, consult with, or otherwise participate in, any business in the Trade Area (as defined below) which competes with the Company and/or its Affiliates, including, but not limited to, any business which is directly and/or indirectly engaged in the business of developing and offering an SEC registered and regulated market for securities and compliant cryptographic securities, which will provide a blockchain based venue for the issuance of registered and/or exempt securities (e.g. initial token offerings (“ITO”) of companies, projects and organizations), secondary trading of ITOs, clearing and settling ITO transactions, and maintaining custody and control of customer’s assets (the “Restricted Business”);

(ii)          solicit or attempt to solicit any Person who is an employee, consultant or advisor of the Company or its Affiliates (or who has served in such capacity during the twelve (12) months preceding the solicitation) by the Company or any of its Affiliates to terminate its services to the Company or its Affiliates, whether or not such services are pursuant to a written contract; or

(iii)         solicit, contact or deal with any Person who is and/or was a Customer or prospective Customer of the Company or any of its Affiliates in the Trade Area for the purpose of providing Restricted Business which are competitive with the services or products provided by the Company or its Affiliates (for purpose of this provision, a Customer or prospective Customer is any Person to whom the Company or its Affiliates provides and/or provided products or services, or with whom the Company or its Affiliates had and/or has material contacts for the purposes of soliciting business, at any time during the one-year period prior to termination of Agreement).

(b)          Trade Area. As used herein, the term “Trade Area” means the United States of America including its territories and provinces and Canada.

(c)          Enforcement. Each Holder acknowledges that the covenants contained in this Article V are reasonable in scope and in all other respects, do not constitute a material restraint of trade and are essential to protect the Company’s business. Each Holder further acknowledges that if he, she, or it breaches any covenant contained in this Article V, the Company would suffer immediate and irreparable injury for which no remedy at law would be adequate. Accordingly, the Company will be entitled to an injunction restraining any breach or threatened breach of any covenant in this Article V and need not post any bond or other security or show actual damages. The exercise by the Company of its rights under this Section 5.02 does not limit any other rights or remedies that the Company may have. No failure by the Company to pay compensation to any Holder nor any claim or cause of action that an Holder may have against the Company, whether predicated on this Agreement or otherwise, will be an excuse or defense for any failure by an Holder to abide by this Article V or constitute a defense to the enforcement of this Article V by the Company. The Company’s rights and remedies under this Article V are cumulative and do not limit any other rights or remedies it may have.

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(d)          Blue Pencil. If any court of competent jurisdiction determines that any of the covenants set forth in this Article V, or any part thereof, is unenforceable because of the scope or duration of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Article V or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by applicable law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

(e)          Survival. This Article V survives any termination of this Agreement and/or the dissolution of the Company.

Article VI.

RESTRICTIONS ON TRANSFER

6.01        Restrictions on Transfer. No Holder shall, directly and/or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of, use as collateral, offer, encumber, assign and/or otherwise transfer, contract to transfer, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or issue any Convertible Security, warrant to purchase, lend or otherwise transfer, or contract to do the same, directly or indirectly, any Company Securities (including, but not limited to, as to the Investor, the Investor’s A Preferred Purchase Right, the A Preferred Shares and the Conversion Shares), whether such Company Securities are currently owned and/or acquired in the future, nor shall the Founders and the Investor directly and/or indirectly enter into any swap, hedging or other arrangement that transfers directly and/or indirectly to another Person, in whole or in part, any voting rights, economic consequences or benefits of any Company Securities including any right to participate in any sale proceeds of ownership of any Company Securities or enter into an agreement to do any of the same (each a “Transfer”), for a period of three (3) years following the Effective Date. Any attempted Transfer in violation of this Article VI shall be null and void.

6.02        Permitted Transfers. Notwithstanding Section 6.01, but subject to any restrictions under the US Federal Securities Laws and any securities laws of any State of the United States of America, the Company Securities of each Holder may be Transferred under the following circumstances:

(a)          any Holder who is an individual may Transfer all or any of his or her Company Securities to a trust, family limited partnership or limited liability company for the benefit of such Holder, his or her spouse, lineal descendants or ancestors, provided that such Holder retains the sole right to control the exercise of all rights under this Agreement with respect to such Company Securities;

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(b)          any Holder who is an individual may Transfer all or any of his or her Company Securities, upon his or her death, by will or the laws of descent and distribution;

(c)          any Holder who is an individual may Transfer all or any of his or her Company Securities to any entity Person in which the Holder owns and retains all of the outstanding equity interests;

(d)          any Holder who is an entity may Transfer all or any of its Company Securities to any entity Person in which the Holder owns and retains at all times while this Agreement is in effect 100% of (i) the issued and outstanding equity interests, and (ii) the voting securities of such entity Person transferee; and

(e)          any Holder may Transfer all or any of such Holder’s Company Securities with the prior written consent of at least a majority of the Board, which shall also require prior written consent of at least one (1) (i) Founder Director if the Investor is making such Transfer; and (ii) Investor Director if the Founder is making such Transfer.

6.03        No Transfers to Bad Actors. No Holder shall, directly or indirectly, Transfer any Company Securities to any Person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company, which shall not be unreasonably withheld, that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor any Person that would be deemed a beneficial owner of those Company Securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(l)(i) through (viii) under the Securities Act (“Bad Actor Disqualifications”), except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the Transfer, in writing in reasonable detail to the Company. Each Holder will promptly notify the Company in writing if the Holder or, to the Holder’s knowledge, any Person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.

6.04        Holder Ceasing to be a Holder. A Holder will cease to be a Holder only upon the occurrence of one or more of the following events:

(a)          A Transfer of all of the Holder’s Company Securities in accordance with the provisions of this Article VI; or

(b)          The purchase of all of the Holder’s Securities in accordance with the provisions of this Article VI.

6.05          Right of First Refusal on Dispositions of Company Securities.

(a)          Subject to Section 6.01, any Holder (the “Selling Holder”) will be entitled to sell all or any of its Company Securities, provided that such sale is made pursuant to a Qualifying Offer (as defined below) and complies with the requirements of Section 6.02(e) and this Section 6.05. For avoidance of doubt, the parties hereto acknowledge that the provisions of this Section 6.05 do not apply to any Transfer under Sections 6.02(a), (b), (c) or (d).

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(b)          For purposes of this Agreement, a “Qualifying Offer” means a bona fide written offer from an un-Affiliated third (3rd) party to purchase such Selling Holder’s Company Securities for cash. The Qualifying Offer must be contained in a binding written agreement and be accompanied by evidence which reasonably demonstrate the ability of the Proposed Transferee to purchase the Offered Company Securities of the Selling Holder.

(c)          If at any time a Selling Holder desires to sell or otherwise Transfer all or any of its Company Securities pursuant to a Qualifying Offer from a third party (the “Proposed Transferee”), the Selling Holder will submit a written offer (the “Offer”) to sell such Company Securities (the “Offered Company Securities”) to the other Holders. The Offer will: (i) contain the same terms and conditions, including price as the Qualifying Offer, and (ii) be accompanied by a copy of the Qualifying Offer. The Offer will further state that the other non-selling Holders may acquire, in accordance with the provisions of this Agreement, all of the Offered Company Securities for the price and on the terms set forth therein.

(d)          Each of the non-selling Holders will have the right to purchase its pro-rata portion of the Offered Company Securities in accordance with reasonable procedures to be adopted by the Board. A Holder’s pro rata portion, for purposes of the right of first refusal set forth in Section 6.05, shall equal the ratio of (a) the number of shares of Common Stock owned by such Holder immediately prior to the issuance of the Offered Company Securities (assuming (i) full conversion of the A Preferred Shares if the Investor has purchased the A Preferred Shares pursuant to and in accordance with Section 6.08, and (ii) exercise or conversion (as the case may be) of all issued and outstanding Convertible Securities, including all options and warrants into Conversion Shares or shares of Common Stock held by such Holder) to (b) the total number of shares of Common Stock issued and outstanding immediately prior to the issuance of the Offered Company Securities (assuming (i) full conversion of all A Preferred Shares if the Investor has purchased the A Preferred Shares pursuant to and in accordance with Section 6.08, and (ii) exercise or conversion of all issued and outstanding Convertible Securities, including all options and warrants into Conversion Shares or shares of Common Stock (as the case may be)).

(e)          The non-selling Holders will have thirty (30) days from the date the Offer was delivered to elect to purchase all, but not less than all, of the Offered Company Securities.

(f)          Each of the non-selling Holders that elects to purchase all of its pro-rata portion of the Offered Company Securities will communicate in writing its election to purchase such Offered Company Securities to the Selling Holder, the Company and the other non-selling Holders. Such communication will, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Company Securities. The sale of the Offered Company Securities will be consummated remotely within 60 days following the date the Offer was delivered to each non-selling Holder.

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(g)          If the non-selling Holders do not purchase the Offered Company Securities, then the Offered Company Securities may be sold by the Selling Holder at any time within 105 days after the date of delivery of the Offer. Any such sale will be to the Proposed Transferee, at not less than the price and on other terms, if any, not more favorable to the Proposed Transferee than those specified in the Qualifying Offer. If all of the Offered Company Securities are not sold with such 105 day period, then the Offered Company Securities will continue to be subject to the requirement of a prior offer pursuant to this Section 6.05. If Offered Company Securities are sold pursuant to this Section 6.05 to any purchaser who is not a party to this Agreement, the purchaser of such Offered Company Securities will execute a counterpart of this Agreement as a precondition of the purchase of the Offered Company Securities and any Offered Company Securities sold to such purchaser will continue to be subject to the provisions of this Agreement.

(h)          The right of first refusal granted under Section 6.05, shall expire upon, and not be applicable to an initial public offering of any of the Company Securities.

6.06        Tag-Along Rights.

(a)          In the event that a Holder receives a Qualifying Offer from a Proposed Transferee which the Holder in its sole discretion, wishes to accept, the Holder who is selling (the “Selling Holder”) shall deliver written notice thereof (“Tag-Along Notice”) to the Company and the other Holders, and provided the Holders do not exercise their right of first refusal in Section 6.05, then each other Holder will have the right to participate in the sale to the Proposed Transferee For avoidance of doubt, the parties acknowledge that no Holder may Transfer any of its Company Securities under this Section 6.06 without the prior written consent of a majority of the Board of Directors as provided in Section 6.02(e), and (ii) the provisions of this Section 6.06 do not apply to any Transfer pursuant to Section 6.02(a), (b), (c) or (e).

(b)          In the event that the other Holders elect to participate in the sale (i) the purchase price payable for each Company Security sold by the other Holders will be equal to the amount to be paid by the Proposed Transferee, and (ii) the terms and conditions of the sale will be the same as the terms and conditions applicable to the sale by the Selling Holder.

(c)          If the Proposed Transferee will not purchase all of the Company Securities which the Selling Holder and the other Holders wish to sell pursuant to Section 6.06(a), the percentage of Company Securities which each of the Selling Holders and the other Holders will be permitted to sell to the Proposed Transferee will equal to the product of (i) the number of Company Securities which the Proposed Transferee desires to purchase, multiplied by (ii) by a fraction, (a) the numerator of which is the number of shares of Common Stock owned by the Holder in question, and (b) the denominator of which is the aggregate number of shares of Common Stock owned by the Selling Holder and the other Holders in the sale.

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(d)          Each of the other Holders may exercise its rights under Section 6.06(a) above by providing written notice to the Selling Holder within thirty (30) days after the date of delivering the Tag-Along Notice.

(e)          The Tag-Along rights of each Holder pursuant to this Section 6.06 shall not apply to any Transfer made in (i) accordance with and pursuant to Section 6.05(a), (b), (c) and/or (e), and/or (ii) pursuant to any merger and/or acquisition in which 100% of the Company’s issued and outstanding Common Stock and preferred stock (if any) are acquired.

6.07        Transferees. Any transferee acquiring Company Securities of a Holder as permitted under this Article VI will be deemed to be a Holder concurrently with the effectiveness of the Transfer so long as such transferee, unless already a Holder, has, as a condition to such Transfer, executed a joinder agreement to this Agreement, agreeing thereby to be bound by all of the terms and conditions hereof. Upon execution of such joinder agreement, such transferee will be entitled to all of the rights and benefits and subject to all obligations and limitations under this Agreement of a Holder. Each transferee will reimburse the Company for all reasonable expenses incurred by the Company in connection with such Transfer. Any Transfer in contravention of any of the provisions of this Article VI will be void ab initio and of no effect and will not bind or be recognized by the Company.

6.08        Investor’s Right to Purchase A Convertible Preferred Shares. The Investor is hereby granted the right to purchase shares of newly issued A Preferred Shares convertible into such number of Conversion Shares equal to ten (10%) percent of the issued and outstanding shares of Common Stock and shares of preferred stock of the Company convertible into shares of Common Stock immediately prior to the date of the Investor A Preferred Purchase Right Exercise Date (the “Investor A Preferred Purchase Right”). The purchase price to be paid by the Investor for the A Preferred Shares shall be US $12,500,000 (the “Investor A Preferred Purchase Price”), which shall be paid in full in cash at the Investor A Preferred Purchase Right Closing (as defined below). The Investor A Preferred Purchase Right shall be exercisable only during the period commencing on the later to occur of (i) the date the Company’s broker/dealer ATS receives (a) FINRA approval, and (b) SEC approval to trade cryptographic security tokens (the latest of such dates, the “Start Date”) and terminating on the date thirty (30) days following the Start Date (the “Investor A Preferred Purchase Right Exercise Period”). To exercise its Investor A Preferred Purchase Right, the Company shall deliver during the Investor Preferred Purchase Right Exercise Period, a written notice to the Company, which notice shall state that (i) the Investor is exercising such right to purchase the A Preferred Shares, and (ii) a representation and warranty that the Investor has the A Preferred Purchase Right Exercise Price available for payment to the Company. Upon receipt of such notice from the Investor, the Company shall confirm in writing to the Investor (i) the number of A Preferred Shares the purchaser will be purchasing (as provided above), (ii) the calculations used in determining such amount, and (iii) confirm the closing date thereof (the “Investor A Preferred Purchase Right Closing” and such closing, the “Investor A Preferred Purchase Right Closing Date”). Thereafter, the Investor and the Company shall take any and all action so that it can effect such Investor A Preferred Purchase Right Closing as soon as reasonably practicable. Following such A Share Purchase Right Closing, the A Preferred Shares shall be entitled to vote on “as converted” basis with the Common Stock as a single class, and shall have no other voting rights other than as required by the Delaware General Corporation Laws. The A Preferred Shares shall be entitled in connection with a Deemed Liquidation Event to be paid, at the option of the Investor, a liquidation preference equal to $12,500,000, before any distribution of assets may be made to holders of capital stock ranking junior to the A Preferred Shares including the Common Stock. Once such liquidation preference is paid, the A Preferred Shares (and all rights thereof including the Investor with regard to the A Preferred Shares), shall be automatically terminated and shall have no further force or effect, including, but not limited to, any conversion rights, voting rights and/or any other rights, including upon a Deemed Liquidation Event. Notwithstanding the above, in the event of (a) a Board approved (1) sale of all or substantially all of the assets or business of the Company and its Subsidiaries (on a consolidated basis), to a non-affiliated Person (or group of nonaffiliated Persons), (ii) consolidation or merger of the Company and its Subsidiaries (on a consolidated basis), with or into a non-Affiliated Person, in which the stockholders of the Company immediately prior to such transaction possess less than fifty percent (50%) of the voting securities of the surviving Person (or its parent) immediately after the transaction; or (iii) the closing of the transfer (whether by merger, consolidation, sale or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person (or group of affiliated Persons) would hold fifty percent (50%) or more of the issued and outstanding shares of Common Stock of the Company (or the surviving or acquiring entity or parent thereof), and (b) the Company and/or its shareholders receive in such transaction gross cash proceeds of less than $125,000,000 in the aggregate (a “Liquidation Transaction”), the Investor shall, at its option, be entitled to receive its $12,500,000 liquidation preference payment and after such payment the A Preferred Shares shall be deemed automatically terminated and otherwise treated as if a Deemed Liquidation Event occurred and the Investor’s liquidation preference was paid. If the number of Conversion Shares the A Preferred Shares are convertible into immediately prior to the closing date of a Liquidation Transaction is less than ten (10%) percent of the then issued and outstanding shares of Common Stock and shares of preferred stock convertible into shares of Common Stock (the “Post-Closing Investor Percentage”), the value of a Liquidation Transaction, if any, shall be adjusted so that the value of a Liquidation Transaction times the Post-Closing Investor Percentage Investor’s is equivalent to $12,500,000. Notwithstanding anything to the contrary provided herein or elsewhere and for clarity purposes, the $12,500,000 liquidation preference payment (whether payable upon a Deemed Liquidation Event or a Liquidation Transaction), shall be reduced proportionately based upon prior conversions of the A Preferred Shares. Notwithstanding anything to the contrary provided herein or elsewhere, all A Preferred Shares shall automatically convert into shares of Common Stock upon the first trading day that the shares of Common Stock become publicly traded. On or prior to the Investor A Preferred Purchase Right Closing, the Company shall file the A Certificate with the Secretary of State of the State of Delaware.

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6.09        Market Stand-Off. In the event the Company (or any successor to the Company) effectuates an initial public offering of shares of Common Stock, and, if requested by the Company’s underwriter of such initial public offering, the Founders and the Investor each agree to enter into a lock-up agreement with the lead underwriter inform and substance satisfactory to the lead underwriter, but in no event shall the lock-up period be greater than180 days from the closing date of such initial public offering.

Article VII.

GENERAL PROVISIONS

7.01        Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) two (2) Business Days after deposit with a reputable international courier service with 2nd day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Prometheum, Inc.

120 Wall Street, 25th Floor

New York, NY 10005

Telephone: (212) 514-8369

Facsimile: (212) 809-4147

Attn: Benjamin S. Kaplan, Co-Chief Executive Officer

Email: ben@prometheum.info

If to the Investor:

HashKey Digital Asset Group Limited

614-615, Level 6, Cyberport 3

100 Cyberport, Hong Kong

Telephone: (852) - 3598-3078

Facsimile: (852) - 8343-0950

Attn: Ben El-Baz

Email: ben@xdaex.com

7.02        Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

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7.03        Headings. The Article and Section headings of this Agreement are for convenience only, do not form a part of this Agreement, and will not in any way affect the interpretation hereof.

7.04        Parties in Interest. Nothing in this Agreement will be construed to be for the benefit of or enforceable by any Person not a party to this Agreement, including, but not limited to, any creditor of the Company, other than the Persons entitled to indemnification.

7.05        Further Assurances. The Holders will execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

7.06        Remedies Cumulative. Except as otherwise provided herein, no remedy conferred upon or reserved to the Company or any Holder by this Agreement is intended to be exclusive of any other remedy. Except as otherwise provided herein, each and every such remedy will be cumulative and will be in addition to any other remedy given to the Company or any Holder hereunder or now or hereafter existing at law or in equity or by statute.

7.07        Successors and Assigns. Subject to the restrictions on Transfer set forth in Article 6, this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

7.08        Legal Fees. In the event that any party should commence legal proceedings with respect to the rights and duties of the parties to this Agreement, the prevailing party in such legal proceedings will be entitled to reimbursement from the non-prevailing party of all legal fees and expenses incurred in such proceedings.

7.09        Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one and the same agreement.

7.10        Entire Agreement. The terms and conditions of this Agreement constitutes the entire agreement between the Holders concerning the subject matter hereof, and will supersede all previous communications, either oral or written, between the parties hereto, and no agreement or understanding modifying this Agreement will be binding upon any Holder unless such modification is in writing and signed by such Holder.

7.11        Appraisal Rights. Each Holder hereby waives any right to cause the Company to pay the fair value of its Common Shares if and as required pursuant to the laws of the State of Florida.

7.12        Waivers and Amendments. This Agreement, and any and all provisions of this Agreement, may be waived, modified or amended from time to time with the prior affirmative vote of at least a majority of the Directors and the prior written approval of the Investor and the Founders provided each owns at least ten (10%) percent of the issued and outstanding Common Stock at such time.

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7.13        Confidentiality. Each of the Holders shall maintain in strict confidence, and will cause their officers, directors, managers, employees, agents, shareholders, partners, members, accountants, consultants, legal counsel and other advisors and representatives to maintain in strict confidence all, and not disclose to any third party any, information they have with respect to (i) the Company and its business, assets, liabilities, results of operations and financial condition (the “Confidential Information”) and (ii) the terms of this Agreement, unless such information is already known to such third party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party or unless the furnishing of such information (a) is authorized by the Board, (b) is necessary to conduct the Company’s business, (c) is made to their lenders and their respective officers, directors, managers, employees, agents, shareholders, partners, members, accountants, consultants, legal counsel and other advisors and representatives, (d) is required by or necessary in the conduct of the prosecution or defense of any legal proceeding or (e) is required or necessary in connection with the preparation and filing of any tax return or to comply with any applicable legal requirement in effect from time to time. Notwithstanding anything to the contrary in this Agreement, any Holder may disclose the terms of this Agreement and any information such Holder has with respect to the Company and its Business, assets, liabilities, results of operations and financial condition to potential purchasers of such Holder’s Company Securities, provided such Holder notifies the Board before such disclosure and, if required by the Board, the potential purchasers execute and deliver to the Company a confidentiality agreement in a form reasonably acceptable to the Board.

7.14        RESERVED

7.15        Legends. The Investor agrees that, so long as this Agreement is in effect, all Company Securities (and all Warrants and Founder Tokens issuable upon exercise of the Warrants) now or hereafter held by the Investor will be stamped or otherwise imprinted with legends in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO, AMONG OTHER THINGS, AGREEMENTS, COVENANTS AND RESTRICTIONS PROVIDED IN THE INVESTOR AND FOUNDERS RIGHTS AGREEMENT DATED AS OF DECEMBER __, 2018, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND THE PERSONS NAMED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY ANY SHAREHOLDER OF THE COMPANY UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED (DIRECTLY OR INDIRECTLY) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER COMPLIES WITH THE SECURITIES ACT.

7.16        Construction of Agreement and Bylaws. In the event of any inconsistency between the provisions of this Agreement and the Bylaws or the A Certificate of the Company, the provisions the Bylaws of the Company or the A Certificate (as the case may be) shall be deemed amended to the extent necessary to be consistent with this Agreement.

7.17        Termination of Term Sheet. The Term Sheet for Common Stock financing of Prometheum, Inc. between the Company and the Investor executed as of October 18, 2018 shall be automatically terminated on the Effective Date.

7.18        Termination of this Agreement. This Agreement shall terminate and have no further force and effect upon the closing of the initial public offering (an “IPO”) of the Common Stock (or of the common stock of a successor entity and/or a parent thereof to the Company), except that Section 3.01 (but not Section 3.02), Article V, Section 6.09 and this Section 7.18 all of which shall survive an IPO.

7.19        Warrants and Founder Tokens. The Warrants and Founder Tokens issuable upon exercise of the Warrants shall be subject to the same restrictions and limitations as the Warrants and Founder Tokens issued to the Founders.

7.20        Certain Additional Covenants and Agreements of the Investor.

(a)          Investor hereby agrees with the Company and the Founders that it will:

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(i)           On a best efforts basis, provide consulting services to the Company and its Subsidiaries in regards to its Ember Token economic model;

(ii)          On a reasonable efforts basis, assist the Company and its Subsidiaries with community building;

(iii)         On a reasonable efforts basis, develop new issuer deal flow for the Company’s and/or any of its Subsidiary’s business;

(iv)         On a best efforts basis, assist with the Company’s and its Subsidiary’s proposed Regulation A $50mm capital raise including, but not limited to, having the most qualified personnel of the Investor attend and present potential investors including on road shows and conference calls and assist in the preparation of materials and the presentation thereof; and

(v)          On a best efforts basis, coordinate with the Company’s PR team/firm to contemporaneously publicize this binding term sheet in Asia and assist the Company’s PR team/firm in securing press regarding the Company, when needed.

(b)          The agreements and covenants of the Investor set forth in this Section 7.20 shall survive any termination of this Agreement.

7.21        Notwithstanding anything to the contrary provided herein or elsewhere, in the event the Founders and the Company determine to transfer Founder Tokens to a non-Affiliated Person or Persons as partial or full compensation for such Person or Persons providing a benefit to the Company (for capital raising, mergers and acquisitions, technology related and/or other strategic purposes of the Company), then the Investor and each Founder shall each transfer to such Person or Persons their respective pro-rata portion of each of their respective Founder Tokens of the total amount of Founder Tokens being provided to such Person or Persons, provided (i) the Investor shall be entitled to all information regarding any such Person(s) and the benefit so provided to the Company, and (ii) the total number of Founder Tokens transferrable shall not exceed fifteen (15%) percent of the supply of Founder Tokens.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

PROMETHEUM, INC.

By:	/s/ Martin H. Kaplan
Name: Martin H. Kaplan
Title: Chairman

S-1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

HASHKEY DIGITAL ASSERT GROUP LIMITED

By:	/s/ Xiao Feng
Name: Dr. Xiao Feng
Title: Director

S-2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOUNDERS:

/s/ Martin H. Kaplan
Martin H. Kaplan

/s/ Aaron L. Kaplan
Aaron L. Kaplan

/s/ Benjamin S. Kaplan
Benjamin S. Kaplan

/s/ Lawrence G. Nusbaum
Lawrence G. Nusbaum

/s/ Junichi Watanabe
Junichi Watanabe

/s/ Jonathon Braun
Jonathon Braun

/s/ Jerry Schneider
Jerry Schneider

/s/ Alex Shapiro
Alex Shapiro

S-3

SCHEDULE I

The number of shares of Common Stock, Ember Tokens and other Company Securities owned by each Holder are set forth below.

EXHIBIT A

Joinder to Investors and Founders Agreement